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                                                       EXHIBIT A


Names, positions, corporate affiliations and business addresses of individuals who may act during 1999, 2000, and 2001 in matters included within the exemption provided by paragraph (b) of Rule 71:

New England Power Service Company

Carlos A. Gavilondo
Senior Attorney

Ronald T. Gerwatowski
Senior Counsel, New England Power Service Company and
General Counsel, The Narragansett Electric Company

James S. Robinson
Vice President and Director of Generation Investments

Masheed Rosenqvist
Vice President and Director
of Transmission Marketing

Unless otherwise noted, the business address of the above listed persons is:

   25 Research Drive
   Westborough, MA 01582

The duties of each of the above-listed individuals may require, among other things, such appearances as may be necessary before the Federal Energy Regulatory Commission, the Securities and Exchange Commission, and, possibly on rare occasions, Congress, or the staff of the Commissions or Congress, to present or discuss matters affecting the New England Electric System companies. The time devoted to such activities represents only a small fraction of the time devoted to the duties of their above-listed positions.